EXHIBIT 108

                                 [PIRELLI LOGO]

                                  PRESS RELEASE
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Milan, 19 January 2007 - With regard to repeated press indiscretions on the possible entry of third parties into Olimpia, Pirelli & C. SpA specifies that the company's willingness, already communicated, to evaluate the entry of new minority shareholders into Olimpia, has led to various contacts with interested parties. At the moment, however, no understandings or agreements of any kind exist, even of a preliminary nature. Pirelli & C. will effect the necessary communications to the market if and when the conditions arise.



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